EXHIBIT H

REDEMPTION AGREEMENT

REDEMPTION AGREEMENT, dated as of November 27, 2002, by and among DAKOTA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), BEVERAGE INVESTMENT, LLC, a Minnesota limited liability company (“Beverage Investment”), MIDWEST BEVERAGE HOLDINGS, LLC, a Minnesota limited liability company (“Midwest”), POHLAD COMPANIES, a Minnesota corporation (“Pohlad” referred to collectively w/Beverage Investment and Midwest as the “Pohlad Entities”), PEPSI-COLA METROPOLITAN BOTTLING COMPANY, a New Jersey corporation (“Metro”), BEVERAGES, FOOD & SERVICE INDUSTRIES, INC., a Delaware corporation, (“BFSI”), and PEPSICO, INC., a North Carolina corporation (“Pepsi” referred to collectively with Metro and BFSI as the “Pepsi Entities”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the LLC Agreement (defined below).

W I T N E S S E T H

WHEREAS, the Pohlad Entities and the Pepsi Entities are parties to that certain Amended and Restated Limited Liability Company Agreement of Dakota Holdings, LLC (the “LLC Agreement”) dated November 30, 2000, as amended by that First Amendment to the Amended and Restated Limited Liability Company Agreement dated December 27, 2000, and by that certain Second Amendment to the Amended and Restated Limited Liability Company Agreement dated December 29, 2000 (the “LLC Agreement”);

WHEREAS, Metro owns a 14.42% Class A Membership Interest and a 5% Class B Membership Interest in the Company;

WHEREAS, BFSI owns a 2.99% Class A Membership Interest in the Company;

WHEREAS, Metro and BFSI’s Class A Membership Interests include the rights to the economic benefit of 30.1% and 3.4%, respectively, of any Contingent Payments;

WHEREAS, the Company’s assets consist of cash, Pepsi Stock, PepsiAmericas Stock, Contingent Stock Rights and Warrants to purchase PepsiAmericas Stock;

WHEREAS, the Pepsi Entities desire the Company to redeem the entire Membership Interests of Metro and BFSI (“Redemption”) in exchange for certain Company assets; and

WHEREAS, the Company desires to transfer certain Company assets to Metro and BFSI in complete redemption of their membership interests.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01           Definitions.  As used herein, the following terms, when capitalized, shall have the following meanings, unless the context dictates otherwise:

“Affiliate” means with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” means this Redemption Agreement, as it may be amended from time to time, including all exhibits and schedules hereto.

“Ancillary Agreements” shall have the meaning set forth in Section 4.01(a) hereof.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Consents by Governmental Authorities and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements rendered by or entered into with any Governmental Authority.

“Cash Available for Distribution” shall mean cash held by the Company after reserve for any outstanding obligations of the Company.  It shall not include any dividend distributions received by the Company that are required to be distributed to the Class B Members.

“Claim” means any claim, demand, inquiry, suit, chose in action, arbitration, mediation, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

“Closing” shall have the meaning set forth in Section 3.01 hereof.

“Closing Date” shall have the meaning set forth in Section 3.01 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Indemnitees” shall have the meaning set forth in Section 7.01(b).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority, that is required as a condition to the transfer of one or more of the Transferred Assets or the performance of one or more actions identified herein.

“Contingent Payment” shall mean receipt of PepsiAmericas Stock pursuant to the Contingent Stock Right.

“Contingent Stock Right” shall mean the right to receive additional shares of common stock of PepsiAmericas pursuant to the Merger Agreement.

“Governmental Authority” means any federal, state, county, municipal or other government, department, commission, board, court, agency, authority, or any other instrumentality of any of them, or any other organization exercising legislative, executive or judicial authority.

“Indemnified Party” shall have the meaning set forth in Section 7.01(c) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 7.01(c) hereof.

“Liabilities” means any and all claims, costs, indebtedness, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses related thereto and including without limitation those claims, costs, indebtedness, liabilities and obligations arising under any Applicable Law, Claim or threatened Claim, and those arising under any contract, commitment or undertaking.

“Lien” means any interest in property held by someone other than the owner of the property, including a mortgage, pledge, hypothecation, claim, security interest, pledge, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, conditional sale, easement, servitude, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, option, lien, right of first refusal, right of rescission, charge or other restriction or limitation of any nature whatsoever.

“LLC Agreement” shall have the meaning set forth in the Recitals.

“Losses” shall have the meaning set forth in Section 7.01(a) hereof.

“Merger Agreement” means that certain Agreement and Plan of Merger dated August 18, 2000 by and among Whitman Corporation, Anchor Merger Sub, Inc. and PepsiAmericas, Inc.

“PepsiAmericas Stock” means shares of voting common stock in PepsiAmericas, Inc.

“Pepsi Stock” shall mean shares of voting common stock of PepsiCo., Inc.

“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Redemption” shall have the meaning set forth in the Recitals.

“Retained Assets” shall have the meaning set forth in Section 2.04 hereof.

“Tax” means any federal, state, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital,

profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59(A) of the Code), real property, personal property, ad valorem, intangible, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, healthcare, withholding, estimated or similar tax, duty or other governmental charge or assessment or deficiency thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

“Transferred Assets” means the assets identified in Section 2.01(a) hereof, to the extent that such assets do not constitute Retained Assets.

“Warrant” shall mean the warrants to purchase shares of PepsiAmericas stock as referred to in Section 2.01(a)(iv) and Section 2.01(b)(iii) hereof.

ARTICLE 2

TRANSFER, REDEMPTION AND RELATED MATTERS

Section 2.01           Transfer and Redemption.  Upon the terms and subject to the conditions of this Agreement, the Pohlad Entities and the Pepsi Entities shall take all such actions as may be necessary or appropriate under Applicable Law or the LLC Agreement to cause the Company to redeem all of the Pepsi Entities’ membership interests in the Company in exchange for the assignment, transfer of and delivery to Metro and BFSI of all right, title and interest of the Company, the Pohlad Entities or any of their respective Affiliates in and to certain Company assets, to the extent that such assets exist on the Closing Date and do not constitute Retained Assets as set forth below (collectively, but expressly excluding any Retained Assets, the “Transferred Assets”):

(a)           To Metro:

(i)            14.42% of Cash Available for Distribution;

(ii)           110,072 shares of Pepsi Stock (as more specifically identified on Schedule 2 hereto);

(iii)          2,045,598 shares of PepsiAmericas Stock (as more specifically identified on Schedule 1 hereto);

(iv)          a warrant in the form of Exhibit A hereto to purchase 54,382 shares of PepsiAmericas Stock on the terms and conditions specified therein; and

(v)           the Company will transfer to Metro, in accordance with Section 2.03 of this Agreement, a number of shares of PepsiAmericas Stock (as more specifically identified on Schedule 1 hereto) equal to 30.1% of the number of shares of PepsiAmericas Stock received by the Company pursuant to the Contingent Stock Rights (the “Metro Contingent Shares”).

(b)           To BFSI:

(i)            2.99% of Cash Available for Distribution;

(ii)           424,157 shares of PepsiAmericas Stock (as more specifically identified on Schedule 1 hereto);

(iii)          a warrant in the form of Exhibit A hereto to purchase 11,276 shares of PepsiAmericas Stock on the terms and conditions specified therein; and

(iv)          the Company will transfer to BFSI, in accordance with Section 2.03 of this Agreement, a number of shares of PepsiAmericas’ Stock (as more specifically identified on Schedule 1 hereto) equal to 3.4% of the number of shares of PepsiAmericas Stock received by the Company pursuant to the Contingent Stock Rights (the “BFSI Contingent Shares”).

Section 2.02           [This section intentionally left blank].

Section 2.03           Contingent Shares.  The Company shall deliver to BFSI and Metro, respectively, certificates representing the BFSI Contingent Shares and the Metro Contingent Shares (collectively the “Contingent Shares”) on or before the tenth business day following receipt by the Company of the Contingent Payment under Section 4.3(e) of the Merger Agreement.  In the event either Metro or BFSI is entitled to a fractional share of PepsiAmericas Stock, the Company shall pay cash in lieu of such fractional share based upon the average closing price of PepsiAmericas Stock for the ten trading days prior to the date the Company receives the Contingent Payment from PepsiAmericas.

Section 2.04           Retained Assets.  Notwithstanding anything contained in this Agreement or in any conveyance document to the contrary, the Transferred Assets shall not include any of the assets described in Schedule 2.04 hereto, all of which shall be retained by the Company (the “Retained Assets”).

Section 2.05           Assumed Liabilities.  The Pepsi Entities shall not assume or be responsible for any Liabilities of the Company, the Pohlad Entities or any of their respective Affiliates except that Metro and BFSI agree, upon the terms and subject to the conditions of this Agreement, to be responsible for those Liabilities that relate to the ownership of the Transferred Assets, but only to the extent that such Liabilities arise on or after the Closing Date.

Section 2.06           Further Assurances and Consents.

(a)           The transfer of the Transferred Assets contemplated herein shall be further evidenced by the execution and delivery by the Company, Metro and BFSI of stock powers for the PepsiAmericas Stock and the Pepsi Stock and such acts of transfer, conveyance and assumption as may be reasonably requested by any party.  Each of the parties hereto will execute and deliver, and cause all other relevant Persons to execute and deliver, such further instruments of conveyance, assumption and assignment and shall take such other actions (including, without limitation, (i) any changes or amendments to or redelivery of such instruments of conveyance, assumption and assignment that may be necessary to vest in Metro or BFSI title to or other applicable rights in the Transferred Assets and (ii) the delivery of originals of stock certificates and other similar documents of title) as any other party may reasonably request in order to effectuate the purposes of this Agreement.

(b)           Each of the parties hereto shall use its reasonable efforts to take all actions necessary to consummate the transactions contemplated by this Agreement, including obtaining any Consents before or after the Closing Date, until such time as such Consent has been obtained.

Section 2.07           Federal Income Tax Matters.  Under federal income tax law, BFSI and Metro shall be treated as continuing members of the Company with respect to their rights to receive the Contingent Shares.  As a result, BFSI and Metro will be allocated for federal income tax purposes their respective shares of interest income (actual or imputed under applicable provisions of federal tax law) realized by the Company with respect to receipt by the Company of the Contingent Payment.  Their shares shall be in the case of BFSI, 3.4%, and in the case of Metro, 30.1%.  Accordingly, for the period of time that the right to receive Contingent Shares exists, the Company shall continue to issue a Schedule K-1 to Metro and BFSI reporting such distributive shares of interest for those years in which Contingent Payments are received.  Upon final determination that no additional Contingent Shares will be received by the Company, Metro and BFSI will no longer be considered members for federal and state income tax purposes.  Other than as described in this Section 2.07, BFSI and Metro shall not be allocated any income, gain, loss, deduction or other Tax attributes of the Company for any period following the Closing Date.  The parties agree that BFSI and Metro shall be considered members for federal and state income tax purposes only and that neither of them shall have any continuing obligation, responsibility or liability with respect to operations of the Company conducted subsequent to the Closing Date.  Correspondingly, neither BFSI nor Metro shall have any right whatsoever following the Closing Date to any share of income, gain, capital or assets of the Company or to vote, consent, withhold consent or otherwise participate in the management or governance of the Company.  Further, BFSI, Metro, Pohlad, Beverage Investment, Midwest and Company agree to consistently report for income tax purposes the distribution of specific blocks of PepsiAmericas Stock (including Contingent Shares) as identified on Schedule 1.

ARTICLE 3

THE CLOSING

Section 3.01           Closing.  The closing (the “Closing”) of the transactions contemplated hereby shall take place on or before January 15, 2003, unless the parties shall mutually agree otherwise.  The date of the Closing is sometimes herein referred to as the “Closing Date”.

Section 3.02           Deliveries at the Closing.  At the Closing:

(a)           The Company shall deliver, or cause to be delivered to Metro, or any other Person designated in writing by Metro (i)  14.42% of Cash Available for Distribution; (ii) stock powers and stock certificates for 2,045,598 shares of PepsiAmericas Stock; (iii) stock powers and stock certificates for 110,072 shares of PepsiCo Stock; (iv) a warrant to purchase 54,382 shares of PepsiAmericas Stock; and (v) such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

(b)           The Company shall deliver, or cause to be delivered to BFSI, or any other Person designated in writing by BFSI (i)  2.99% of Cash Available for Distribution; (ii) stock powers and stock certificates for 424,457 shares of PepsiAmericas Stock; (iii) a warrant to purchase 11,276 shares of PepsiAmericas Stock; and (iv) such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

(c)           Metro shall deliver to the Company such documents and instruments as shall be reasonably necessary to effect (i) the redemption of Metro’s membership interest in the Company, and (ii) an executed copy of an agreement between Metro and PepsiAmericas pursuant to which Metro agrees to be bound by the terms of that certain Shareholder Agreement dated November 30, 2000 by and between PepsiAmericas and Pepsi (the “Shareholder Agreement”).

(d)           BFSI shall deliver to the Company such documents and instruments as shall be reasonably necessary to effect (i) the redemption of BFSI’s partnership interest in the Company, and (ii) an executed copy of an agreement between BFSI and PepsiAmericas pursuant to which BFSI agrees to be bound by the terms of that certain Shareholder Agreement dated November 30, 2000 by and between PepsiAmericas and Pepsi (the “Shareholder Agreement”).

(e)           The Company, the Pohlad Entities, Metro and BFSI shall each provide to the other, as appropriate, such proof of satisfaction of the conditions set forth in Article 6 hereof as the party whose obligations are conditioned upon such satisfaction may reasonably request.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01           Representations and Warranties by the Company.  The Company represents and warrants to Metro and BFSI as follows:

(a)           The Company is a limited liability company duly formed and validly existing as such under the provisions of the Delaware Limited Liability Company Act and has all requisite power and authority to own its properties and assets, to lawfully carry on its business as now being conducted and to make, execute, deliver and perform this Agreement and all agreements, instruments and documents to be executed and delivered in connection herewith (collectively, the “Ancillary Agreements”) and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company have been duly authorized by all necessary action on the part of its members and, upon execution and delivery, this Agreement and the Ancillary Agreements will be the binding and legally enforceable obligations of the Company.

(c)           Neither the execution or delivery of this Agreement or the Ancillary Agreements, nor their performance by the Company will conflict with, violate or result in a breach of any term, condition or provision of, or constitute a material default under, or result in the acceleration of any material obligation under, or permit the termination of any indenture or material agreement to which the Company is a party or by which the Company or its properties is subject or bound; nor will such execution, delivery or performance by the Company conflict with or violate the provisions of the Company’s constitutional documents, or to the best of its knowledge, any Applicable Law.

(d)           The Company is the record owner of the Transferred Assets, and such Transferred Assets will be transferred to Metro and BFSI free and clear of all Liens.

(e)           The Company is not a party to any pending or threatened Claim that might materially and adversely affect the Transferred Assets or the transactions contemplated by this Agreement, nor does the Company know of any facts that are likely, with the passage of time, to give rise to such Claim.

Section 4.02           Representations and Warranties by the Pohlad Entities.  The Pohlad Entities represent and warrant to Metro and BFSI as follows:

(a)           The Pohlad Entities are duly organized and validly existing and in good standing under the laws of the State of Minnesota and have all requisite power and authority to own their properties and assets, to lawfully carry on their businesses as now being conducted and to make, execute, deliver and perform this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Pohlad Entities has been duly authorized by all necessary action on the part of its governing bodies and, upon execution and delivery, this Agreement and the Ancillary Agreements will be the binding and legally enforceable obligations of each of the Pohlad Entities.

(c)           Neither the execution or delivery of this Agreement or the Ancillary Agreements, nor their performance by Pohlad Companies will conflict with, violate or result in a breach of any term, condition or provision of, or constitute a material default under, or result in the acceleration of any material obligation under, or permit the termination of any indenture or material agreement to which Pohlad Companies is a party or by which Pohlad Companies or its properties is subject or bound; nor will such execution, delivery or performance by Pohlad Company conflict with or violate the provisions of Pohlad Company’s constitutional documents, or to the best of its knowledge, any Applicable Law.

Section 4.03           Representations and Warranties by Pepsi, Metro and BFSI.  Pepsi, Metro and BFSI represent and warrant to the Pohlad Entities and the Company as follows:

(a)           Pepsi, Metro and BFSI are corporations duly organized and validly existing and in good standing under the laws of the States of North Carolina, New Jersey and Delaware, respectively, and each has all requisite power and authority to own its properties and assets, to lawfully carry on its business as now being conducted and to make, execute, deliver and perform this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Pepsi, Metro and BFSI have been duly authorized by all necessary corporate action and, upon execution and delivery, this Agreement and the Ancillary Agreements will be the binding and legally enforceable obligations of Pepsi, Metro and BFSI.

(c)           Neither the execution or delivery of this Agreement or the Ancillary Agreements, nor their performance by either Pepsi, Metro or BFSI will conflict with, violate or result in a breach of any term, condition or provision of, or constitute a material default under, or result in the acceleration of any material obligation under, or permit the termination of any indenture or material agreement to which Pepsi, Metro or BFSI is a party or by which Pepsi, Metro or BFSI or their respective properties is subject or bound; nor will such execution, delivery or performance by Pepsi, Metro or BFSI conflict with or violate the provisions of their respective constitutional documents, or to the best of their knowledge, any Applicable Law.

                (d)           Pepsi, Metro and BFSI have been granted access to and have reviewed carefully copies of all annual and other periodic or occasional financial reports of PepsiAmericas prior to the date of this Agreement.

                (e)           Pepsi, Metro and BFSI are able to bear the economic risk of an investment in the PepsiAmericas Stock (identified in Section 2.01(a)(iii) and Section 2.01(b)(ii)), the warrants (identified in Section 2.01(a)(iv) and 2.01(b)(iii)) and the Contingent Shares (identified in Section 2.01(a)(v) and Section 2.01(b)(iv)) transferred hereby (collectively, the “Securities”) and are aware that they must be prepared to hold the Securities for an indefinite period of time and that the Securities have not been registered for resale under the Securities Act of 1933, as amended (the “Act”).

                (f)            Pepsi, Metro and BFSI have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment contemplated by this Agreement and they have carefully reviewed all of the information regarding PepsiAmericas, access to which has been provided to them hereunder and they are thoroughly familiar with the business, operations and properties of PepsiAmericas by virtue of such review and of their relationship with PepsiAmericas.

                (g)           Without in any way qualifying the representations of Pepsi, Metro and BFSI delivered hereunder, Pepsi, Metro and BFSI further agree that they shall not make any disposition of all, or any part of, or interest in, the Securities and that Pepsi, Metro and BFSI shall not encumber, pledge, hypothecate, sell or otherwise transfer the Securities nor shall Pepsi, Metro and BFSI receive any consideration for the Securities or for any interest therein from any person, and if Pepsi, Metro and BFSI intend to dispose of the Securities hereunder, until prior to any proposed transfer, encumbrance, disposition, pledge, hypothecation or sale of any of the Securities, either (a) a registration statement on Form S-1 (or any other form replacing such form or appropriate for such purpose) under the Act with respect to the Securities proposed to be transferred or otherwise disposed of shall then be effective, or (b) (i) Pepsi, Metro and BFSI shall have notified PepsiAmericas of the proposed disposition and shall have furnished PepsiAmericas with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) Pepsi, Metro and BFSI shall have furnished PepsiAmericas with an opinion of counsel in form and substance reasonably satisfactory to PepsiAmericas to the effect that such disposition will not require the registration of any of the Securities under the Act or qualification of the Securities under any other securities law.

                (h)           The Securities constitute “restricted securities,” as such term is defined in Rule 144 of the Act, and accordingly, the Securities must be held indefinitely, until subsequently registered under the Act, an exception from such registration is available or the Securities are resold in conformance with Rule 144.

ARTICLE 5

ADDITIONAL COVENANTS

Section 5.01           Publicity.  Pepsi and Pohlad shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, no party shall issue any press release or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other parties.

Section 5.02           Cooperation.  Each of the parties shall cooperate with the others and use its respective reasonable best efforts to take all action and do all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date. Without limiting the foregoing, the Company will prepare, maintain and provide to BFSI and Metro such documents and records as are reasonably requested by them on or following the date hereof relating to the identification of the shares of Pepsi Stock and PepsiAmericas Stock included in the Transferred Assets and the shares of Pepsi Stock and PepsiAmericas Stock included in the Retained Assets.

Section 5.03           Updates.  Each party shall promptly disclose to the other parties any information contained in its representations and warranties which, because of an event occurring after the date hereof, is incomplete or no longer correct; provided, however, that no such disclosure shall be deemed to modify, amend or supplement the representations and warranties of any party unless each party intended to benefit therefrom shall have each consented thereto in writing.

ARTICLE 6

CLOSING CONDITIONS

Section 6.01           Conditions Applicable to All Parties.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by such party of the following conditions on or prior to the Closing Date:

(a)           No party shall be prohibited by any order, ruling, judgment or injunction of a Governmental Authority from consummating the transactions contemplated by this Agreement, and the consummation of such transactions shall be permissible under Applicable Law.

(b)           PepsiAmericas shall have cancelled that certain warrant dated July 17, 1998 between Pepsi-Cola Puerto Rico Bottling Company and P-PR Transfer to acquire shares of PepsiAmericas Stock, LLP and issued new warrants to acquire 311,470, 54,382, and 11,276 shares of PepsiAmericas Stock in the names of the Company, Metro and BFSI, respectively.

Section 6.02           Conditions Applicable to Metro and BFSI.  The obligations of Metro and BFSI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived by Metro and BFSI:

(a)           The representations and warranties of the Company and the Pohlad Entities set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)           The Transferred Assets shall be free and clear of all Liens.

(c)           The Company and the Pohlad Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

Section 6.03           Conditions Applicable to the Company and Pohlad.  The obligations of the Company and the Pohlad Entities to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived by the Company and Pohlad Entities:

(a)           The representations and warranties of Pepsi, Metro and BFSI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)           The Pepsi Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

ARTICLE 7

INDEMNIFICATION AND RELEASE

Section 7.01           By Pohlad and the Company.

(a)           Pohlad and the Company jointly and severally covenant and agree to defend, indemnify and hold harmless the Pepsi Entities, and their respective officers, directors, managers, employees, agents, advisors and representatives, and those entities that are Affiliates of either Metro or BFSI on the Closing Date and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively the “Pepsi Indemnitees”), from and against, and pay or reimburse the Pepsi Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, penalties, proceedings, deficiencies, or damages (whether absolute or accrued, conditional or otherwise, and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or asserting any of their respective rights hereunder (collectively “Losses”), to the extent resulting from or arising out of:  (i) any failure of the Pohlad Entities, the Company or any of their Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; (ii) any breach of any warranty or any inaccuracy of any representation of the Pohlad Entities or the Company contained herein or (iii) operations of the Company conducted subsequent to the Closing Date.

(b)           By Pepsi, Metro and BFSI.  The Pepsi Entities jointly and severally covenant and agree to defend, indemnify and hold harmless the Pohlad Entities and the Company and their respective officers, directors, managers, partners, employees, agents, advisors, representatives, and those entities that are Affiliates of the Pohlad Entities and the Company on the Closing Date and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Company Indemnities”) from and against any and all Losses to the extent resulting from or arising out of:  (i) any failure of the Pepsi Entities to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; or (ii) any breach of any warranty or any inaccuracy of any representation of the Pepsi Entities contained herein.

(c)           Indemnification Procedures.  In the case of any claim for indemnification pursuant to this Agreement by a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or litigation resulting therefrom, provided that (i) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party where it does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or litigation.  Unless an Indemnifying Party elects not to assume the defense of or to seek to settle or compromise a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article 7 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; and in the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 7.01(c) and the records of each shall be available to the other with respect to such defense.  Upon written demand of an Indemnified Party, an Indemnifying Party shall reimburse such Indemnified Party for all direct, out of pocket Losses reasonably incurred by it in connection with investigating or defending any third party claim at the request of the Indemnifying Party in advance of its final disposition; provided, that such reimbursement need be made only upon delivery to the Indemnifying Party of an undertaking by such Indemnified Party to repay all amounts so reimbursed or advanced if it shall ultimately be determined that such Indemnified Party is not entitled to indemnification under this Article 7 or otherwise.

(d)           All claims for indemnification under this Article 7 shall survive indefinitely after the Closing Date.

Section 7.02           Mutual Release.  The Pohlad Entities and the Company, on the one hand, and the Pepsi Entities, on the other, hereby release, acquit and forever discharge each other from any and all demands, suits, actions, causes of action or other claims, whether known or unknown, suspected or unsuspected, which they now have, have ever had, or may hereafter have against the other as a result of the activities of the Company or the Pohlad Entities’ or Pepsi Entities’ status as members therein, except as otherwise expressly set forth in Section 7.01(a) hereof.

ARTICLE 8

TERMINATION

Section 8.01           Termination.  This Agreement may be terminated by written notice of termination at any time before the Closing only as follows:

(a)           by mutual consent of each of the Pepsi Entities and the Pohlad Entities;

(b)           by any of the Pohlad Entities, if the representations and warranties of the Pepsi Entities in this Agreement were incorrect in any material respect when made or at any time thereafter or if one or more of the Pepsi Entities has breached an agreement or covenant in this Agreement in any material respect; or

(c)           by any of the Pepsi Entities, if the representations and warranties of the Company or the Pohlad Entities in this Agreement were incorrect in any material respect when made or at any time thereafter or if the Company or one or more of the Pohlad Entities has breached an agreement or covenant in this Agreement in any material respect.

Section 8.02           Effect of Termination.  If this Agreement is terminated pursuant to this Article, this Agreement will become void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination hereof, on the part of any party or their respective directors, officers, managers, partners, employees, agents, advisors or representatives; provided, however, that a termination under this Article shall not relieve any party of any liability arising out of a breach of any covenant or agreement contained herein or a breach of any representation and warranty contained herein prior to the date of termination, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach.

ARTICLE 9

MISCELLANEOUS

Section 9.01           Expenses.  The Company shall bear the expenses, costs and fees in connection with the Redemption, except as set forth in the following sentence. Any filing or recordation costs associated with the Redemption, and any sales, use, transfer, stamp, recording, documentary or similar Taxes or charges arising out of the Redemption will be paid by Pohlad.

Section 9.02           Notices.  All notices, requests and other communications under this Agreement to any party hereto shall be in writing (including facsimile or similar writing) and shall be given

                If to Pepsi, Metro or BFSI, to:

700 Anderson Hill Road
Purchase, NY 10557-1444
Attention: Tom Tamoney
Facsimile No.: (914) 253-3623

                If to the Company, Pohlad, Midwest or Beverage Investment, to:

Pohlad Companies
Suite 3800
60 South Sixth Street
Minneapolis, MN 55402
Attention: Robert Pohlad
Facsimile No.: (612) 661-3825

with a copy to:

Briggs and Morgan
2400 IDS Center
Minneapolis, Minnesota 55402
Attention: Brian D. Wenger, Esq.
Facsimile No.: (612) 334-8650

or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopier number specified in this Section and transmission of the appropriate number of pages is confirmed or (ii) if given by any other means, when delivered at the address specified in this Section 9.02.

Section 9.03           Amendment and Waiver.  This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by each party, or in the case of a waiver by an instrument in writing executed by the party against whom such waiver is to be effective.  No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 9.04           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same Agreement.

Section 9.05           Governing Law.  This agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware.

Section 9.06           Entire Agreement.  This Agreement and the attachments hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof,

superseding all negotiations, prior discussions, prior letters of intent and prior agreements and understandings relating to such subject matter.

Section 9.07           Headings and Gender.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement

Section 9.08           Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns.  Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto, any benefits, rights or remedies.

Section 9.09           Specific Enforcement.  Each party acknowledges that the other parties hereto would be irreparably harmed by any breach of any of the terms or conditions of this Agreement and that there would be no adequate remedy at law or in damages to compensate such party for such breach.  Each party agrees that any other party shall be entitled to injunctive relief requiring specific performance by the parties hereto of any provision of this Agreement, and each of the parties consents to the entry thereof.

Section 9.10           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part, without the prior written consent of the other parties.

Section 9.11           Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.  Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have subscribed and sworn to this Agreement as of the day and year first written above.

MEMBERS:

PEPSI-COLA METROPOLITAN BOTTLING COMPANY

/s/ Brian M. Nurse

By:  Brian M. Nurse

Its     Vice President

BEVERAGES, FOOD & SERVICE INDUSTRIES, INC.

/s/ Robert K. Biggart

By:  Robert K. Biggart

Its    Vice President and Secretary

BEVERAGE INVESTMENT, LLC

/s/ John F. Bierbaum

By:  John F. Bierbaum

Its    Vice President

POHLAD COMPANIES

/s/ John F. Bierbaum

By:   John F. Bierbaum

Its:    Vice President

PEPSICO, INC.

/s/ Robert K. Biggart

By:  Robert K. Biggart

Its     Vice President

MIDWEST BEVERAGE HOLDINGS, LLC

/s/ John F. Bierbaum

By:   John F. Bierbaum

Its:    Vice President